EXHIBIT 99.1

NeoStem Announces Private Placement Financing to Advance Marketing Campaign;
Financing Includes Investment from New England Cryogenic Center

NEW YORK, May 21, 2008-- NeoStem, Inc. (AMEX:NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, today announced a private placement financing in a total amount of $900,000, which includes a strategic investment from the New England Cryogenic Center, Inc. (NECC), one of the largest full-service cryogenic laboratories in the world.

The financing consists of units priced at $1.20 per unit with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at $1.75 per share.

Robin Smith, MD, MBA, NeoStem’s CEO, stated, “We are pleased to announce this new financing, which included investments from both NECC and NeoStem management. These funds will be instrumental in executing on our plan to educate potential clientele about our services, particularly in the Northeast which we believe will be a powerful market. We look forward to working closely with NECC, a strategic partner since October 2007 and located in Massachusetts, to provide extensive new stem cell processing and storage capabilities on the East Coast as well as to embark on a marketing campaign to NECC customers.”

On May 9, 2008, NECC was granted a license from the State of New York to process, store and use for research adult hematopoietic stem cells collected from New York residents. NECC’s New York licensure will provide NeoStem with greatly expanded storage capacity for one of its largest potential markets and facilitate expanded relationships with leading physician practices.

“We are excited to expand our laboratory offerings to NeoStem in connection with this exciting new project and plan to offer NeoStem’s services to our current clients who have elected to store their children’s stem cells at the time of birth and those customers who have recovered from cancer” said John Rizza, CEO of New England Cryogenic Center.

Note: The securities sold in the private placement were sold without registration under the Securities Act of 1933, as amended and may not be resold unless subsequently registered under the Act or pursuant to an exemption from registration under the Act.

About NeoStem, Inc.

NeoStem has a growing nationwide network of adult stem cell collection centers, enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company has also recently entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the 'Risk Factors' described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
NeoStem, Inc.
Robin Smith, Chief Executive Officer
T: 212-584-4180
E: rsmith@neostem.com
www.neostem.com